UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2018

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 369-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On January 31, 2018, the board of directors (the “Board”) of Era Group Inc. (“Company”) adopted an amendment and restatement of the bylaws of the Company (the “Second Amended and Restated Bylaws”). It amends the prior bylaws of the Company to add a new Section 2.18 to Article II that provides for the resignation of directors who fail to receive a majority of votes cast at an annual meeting of the stockholders (assuming that the election is uncontested). Under this new section, each nominee who is a current director is required to submit an irrevocable resignation, which resignation would become effective upon (1) that person not receiving a majority of the votes cast in an uncontested election and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, is required to determine whether or not to accept the resignation not later than 90 days following certification of the stockholder vote, and the Board is required to accept the resignation absent a determination that a compelling reason exists for concluding that it is in the best interests of the Company for the person in question to remain as a director. The Second Amended and Restated Bylaws also revises Article II, Section 2.13 of the prior bylaws of the Company to clarify that directors can be removed by the stockholders with or without cause. In addition, the Second Amended and Restated Bylaws revises Article VII, Section 7.01 to reflect a change of the Company’s registered office.
A copy of the Second Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

February 2, 2018	By:	/s/ Jennifer D. Whalen

Name: Jennifer D. Whalen
Title: Vice President, Acting Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Era Group Inc., effective January 31, 2018.